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EXHIBIT 10.9
                                 PROMISSORY NOTE


Original Principal Amount                                           Mentor, Ohio
$1,693,297.69                                                  February 28, 1997


      FOR VALUE RECEIVED, BILL R. SANFORD ("Maker") promises to pay to the order of STERIS Corporation ("Holder") the principal amount of One Million Six Hundred Ninety-Three Thousand Two Hundred Ninety-Seven Dollars and Sixty-Nine Cents ($1,693,297.69) together with interest thereon as hereinafter provided.

      1. Principal. The principal amount hereof shall be due and payable in full on February 28, 2002 (the "Maturity Date").

      2. Interest. The principal amount outstanding under this Promissory Note from time to time shall bear interest from and including the date hereof at the rate of 6.38% per annum, compounded annually on each anniversary of February 28, 1997, until paid in full. Interest on this Promissory Note shall be computed on the basis of a 365 day year for the actual number of days elapsed.

      3. Payment in Full on Maturity Date. Maker shall pay the full amount then due under this Promissory Note, both principal and interest (including compounded interest) in a single payment on the Maturity Date. Payment of the principal of and interest on this Promissory Note shall be made in lawful money of the United States of America to Holder at 5960 Heisley Road, Mentor, Ohio 44060 or to such other payee or at such other address as may be designated to Maker by Holder from time to time.

      4. Mandatory Prepayment on Sale of Shares. Maker has used the proceeds of the loan from STERIS Corporation that is evidenced by this Promissory Note to fund the exercise of certain options for 186,500 STERIS Corporation Common Shares (the "Shares"). Upon any sale of any portion of the Shares, Maker shall promptly pay to Holder such amount, if any, as is necessary so that, immediately after that payment, the portion of the original principal on this Promissory Note that has been repaid, and as to which all accrued interest has been paid, is at least directly proportionate to the portion of the 186,500 Shares that have been sold by Maker through the date of that payment. For example, if, on a particular date Maker, having not previously sold any of the Shares and having not previously made any payment on this Promissory Note, sells 46,625 Shares (1/4 of the original number), Maker shall promptly pay to Holder at least $423,324.42 of principal (1/4 of the original principal), together with all accrued interest on that amount of principal. If the facts were the same as in the example just given except that Maker had previously repaid $100,000 of principal and accrued interest, Maker would be required to promptly pay to Holder at least $323,324.42 of principal (1/4 of the original principal net of the earlier $100,000 payment), together with all accrued interest on that amount of principal.

      5. Waiver of Demand, etc. Maker waives demand, presentment, notice of dishonor, protest, notice of protest, and diligence in collection and bringing suit and agrees that Holder may extend the time for payment, accept partial payment, or take security therefor without discharging or releasing Maker.

      6. Governing Law. This Promissory Note has been executed in Mentor, Ohio. The construction, validity, and enforceability of this Promissory Note shall be governed by the laws of the State of Ohio applicable to promissory notes made and to be satisfied entirely within the State of Ohio.

      7. Costs of Enforcement. Maker agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by Holder in the collection of this Promissory Note and in the

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enforcement of the rights under this Promissory Note.

      8. Waiver. Maker, to the extent not prohibited by law, waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between Holder and Maker arising out of, in connection with, related to, or incidental to the relationship established between Maker and Holder in connection with this Note, or any other agreement, instrument, or document executed or delivered in connection therewith or the transactions related thereto. This waiver shall not in any way affect, waive, limit, amend, or modify the ability of any Holder hereof to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this note.

      9. Prepayment. Maker may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal due hereon, and shall be accompanied by the payment of accrued interest on the amount of the prepayment to the date thereof.

      10. Overdue Payments. Any payment of principal and interest under this Promissory Note must be received by Holder by 5:00 p.m. E.S.T. on a business day in order to be credited on such date. If Maker fails to make any payment of principal, interest, or other amount becoming due pursuant to the provisions of this Promissory Note within ten business days of the date due and payable, Maker also shall pay to Holder a late charge equal to five percent of the amount of such payment. Such ten day period shall not be construed in any way to extend the due date of any such or subsequent payment.

      11. Warrant of Attorney. Maker hereby irrevocably authorizes any attorney-at-law to appear for Maker in an action on this Promissory Note at any time after the same becomes due, whether by acceleration or otherwise, in any court of record in the State of Ohio or elsewhere and to waive the issuing of service of process against Maker, and to confess judgment in favor of the Holder against Maker for all amounts that may be due, together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution in respect of the judgment rendered. Maker hereby expressly (a) waives any conflict of interest in an attorney retained by the Holder confessing judgment against Maker upon this Promissory Note, and (b) consents to any attorney retained by the Holder receiving a legal fee or other value for legal services rendered for confessing judgment against Maker upon this Promissory Note. The foregoing warrant of attorney shall survive any judgment, and if any judgment is vacated for any reason, the Holder may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against Maker. A copy of this Promissory Note, certified by the Holder, may be filed in any proceeding in place of filing the original as a warrant of attorney.


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"WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT
TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE."
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                                      /s/ Bill R. Sanford
                                      -------------------------
                                      Bill R. Sanford


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